UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 28, 2011
TECHNE CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Minnesota
(State or Other Jurisdiction of Incorporation)

0-17272	41-1427402
(Commission File Number)	(IRS Employer
Identification No.)
614 McKinley Place NE, Minneapolis, MN 55413
(Address of Principal Executive Offices) (Zip Code)
(612) 379-8854
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
     On April 28, 2011, two wholly-owned subsidiaries of Techne Corporation (“Techne”), Research and Diagnostic Systems, Inc., a Minnesota corporation (“RDS”), and R&D Systems Europe Ltd. (“RDSE”), a United Kingdom company, entered into a Share Purchase Agreement (the “Agreement”) with the shareholders of Tocris Holdings Limited (“Tocris”), a United Kingdom company, pursuant to which RDS and RDSE collectively acquired all of the outstanding stock of Tocris. Through the acquisition of Tocris, RDS and RDSE also acquired the following subsidiaries of Tocris (collectively the “Tocris Entities”):
•	Tocris Investments Limited, a United Kingdom company and wholly-owned subsidiary of Tocris;

•	Tocris Cookson Limited, a United Kingdom company and wholly-owned subsidiary of Tocris Investments Limited; and

•	Tocris Cookson, Inc., a Delaware corporation and wholly-owned subsidiary of Tocris Cookson Limited.
     RDS and RDSE acquired the shares of Tocris for total consideration of £75.0 million (approximately $124 million at the exchange rate of £1.00:$1.6528 on April 28, 2011), which consists of approximately £68.0 million ($112.4 million) paid to Tocris shareholders and approximately £7.0 million (approximately $11.6 million) used to pay the Tocris Entities’ external debt at closing. Pursuant to the agreement, £7.5 million of the purchase price paid to Tocris’ shareholders will be held in escrow for 18 months to secure warranty and indemnity obligations of the shareholders contained in the Agreement, and £1.0 million of the purchase price will be held in escrow pending confirmation of the final levels of cash, debt and working capital of Tocris at closing. The purchase price may be adjusted post-closing based on these measurements.
     Pursuant to the Agreement, the Tocris shareholders, other than the institutional shareholders, are subject to non-compete and non-solicitation obligations for three years following the closing. In connection with the acquisition, Tocris has entered into new employment agreements with key managers of Tocris.
     This description of the Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which is filed herewith as Exhibit 2.1 and incorporated herein by reference.
     A copy of the press release announcing the acquisition is filed herewith as Exhibit 99.1.
     Techne will file certain financial statements with respect to Tocris and pro forma financial information reflecting the acquisition of Tocris by amendment to this Report within 75 calendar days of April 28, 2011.
Item 9.01 Financial Statements and Exhibits
     (a) Financial statements of a business acquired.
     The audited financial statements of Tocris are not provided in this Report and will be filed by amendment to this Report within 75 calendar days of April 28, 2011.
     (b) Pro forma financial information.

     Pro forma financial information for Techne, reflecting the acquisition of Tocris, is not provided in this Report but will be filed by amendment to this Report within 75 calendar days of April 28, 2011.
     (c) Exhibits
2.1	Share Purchase Agreement by and among Research and Diagnostic Systems, Inc., R&D Systems Europe Ltd., and the shareholders of Tocris Holdings Ltd., dated April 28, 2011.*

99.1	Press Release, dated May 3, 2011.

*	Pursuant to Item 601(b)(2) of Regulation S-K, Schedule 1, the Documents in the Agreed Form, the Annexures and the Disclosure Letter to the Share Purchase Agreement (all as identified therein) have been omitted from this Report and will be furnished supplementally to the SEC upon request.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHNE CORPORATION
Date: May 3, 2011	By:	/s/ Thomas E. Oland
Thomas E. Oland
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Share Purchase Agreement by and among Research and Diagnostic Systems, Inc., R&D Systems Europe Ltd., and the shareholders of Tocris Holdings Ltd., dated April 28, 2011.*

99.1	Press Release, dated May 3, 2011.

*	Pursuant to Item 601(b)(2) of Regulation S-K, Schedule 1, the Documents in the Agreed Form, the Annexures and the Disclosure Letter to the Share Purchase Agreement (all as identified therein) have been omitted from this Report and will be furnished supplementally to the SEC upon request.